                                                                    EXHIBIT 99.1

    NEWS BULLETIN FROM
    [COVANSYS LOGO]

                                                32605 W. Twelve Mile Rd.
                                                Suite 250
                                                Farmington Hills, MI  48334
                                                NASDAQ: CVNS

    FOR FURTHER INFORMATION
    AT THE COMPANY:                                       AT FRB|WEBER SHANDWICK: EMAIL ADDRESS:
David Roady              Mike Duffey            George Zagoudis-General Info gzagoudis@webershandwick.com
Investor Relations       EVP & CFO              Lisa Fortuna--Analysts        lfortuna@webershandwick.com
(248) 848-2221           (248) 848-2298         (312) 266-7800
droady@covansys.com

FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 23, 2003

                     COVANSYS REPORTS THIRD QUARTER RESULTS
       ACTIONS TAKEN IN SECOND QUARTER GENERATE SUBSTANTIAL IMPROVEMENT IN
                   GROSS AND OPERATING MARGINS AND NET INCOME

FARMINGTON HILLS, MI OCTOBER 23, 2003 -- Covansys Corporation (NASDAQ: CVNS), a worldwide provider of information technology services, reported third quarter revenue of $94.4 million down five percent compared with $99.3 million in the third quarter of 2002 and down two percent from $96.2 million in second quarter 2003.

Net income available to common shareholders was $0.12 per share in the third quarter 2003 compared with a net loss to common shareholders of $0.02 per share in the second quarter of 2003 and a loss of $0.01 per share in the third quarter 2002.

Net income before the non-cash convertible redeemable preferred stock dividends in the third quarter was $4.2 million versus $0.5 million in the second quarter 2003 and $0.8 million in third quarter 2002. In the quarter, net income reached its highest level since the first quarter 2000.

Highlights of the quarter included:

         -    Increased gross margin sequentially from 24.0% to 27.7%
         -    Reduced SG&A as a percent of sales to 20.5%
         -    Improved EPS to $0.12 per share
         -    Generated cash flow from operating activities of $15.0 million
         -    Increased billing headcount in India by 189 employees


Martin Clague, President and Chief Executive Officer explained, "In the third quarter, we delivered solid earnings growth driven by strong performances in each of the operating units and through the organizational actions taken during the prior quarter. While we still have a long way to go before achieving all of our performance targets, we believe that Covansys is now well positioned to benefit from an improvement in IT spending. Although there was a marginal decrease in revenue in the quarter, demand for Covansys' key offerings, in AMD/O, Public Sector, and offshore delivery remains robust. We continue to be diligent in managing our cost structure to meet our current level of demand."


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During the third quarter, Covansys added 13 new logos and a new contract with the State of Oregon for Covansys' Clarety pension administration system. Also in the public sector, Covansys recently signed a strategic partnership with PCC Technology Group, which has developed a thin client browser-based election management solution. Together, PCC Technology and Covansys will work to deploy a system solution allowing states to comply with the Help America Vote Act (HAVA). As reported in July, Milwaukee's Employees' Retirement System has tapped Covansys to implement a Pension Management Information System. "This will be Covansys' first Clarety implementation at the local government level as all of our prior implementations have been for statewide agencies. We believe this will open up the larger local market for our proven retirement solution," said Arvind Malhotra, head of Covansys' Public Sector practice.

In the commercial sector, Covansys partnered with NEC to develop BankingWeb21 at Covansys' offshore facility in Chennai, India. Covansys leveraged its industry expertise in product engineering and development to create a unique open system-based, retail-banking product, strengthening NEC's position as a leader in the competitive Japanese financial market.

Gross profit was $26.1 million or 27.7% of revenue for the quarter ended September 30, 2003, compared with $23.1 million or 24.0% of revenue in the second quarter 2003. Gross profit year over year was up from $23.8 million or 24.0% of revenue in the third quarter of 2002. The improvement in gross margin was the result of an increase in utilization; a higher percentage of work being performed in India; and the cost savings realized from the organizational realignment completed in the second quarter.

During the quarter Covansys also added an additional loss reserve to an existing loss contract. The impact of this increased loss reserve reduced gross margin by approximately $0.6 million during the quarter. Our project management office will continue to be actively involved with this account through project completion, which has been extended from late 2004 until early 2005.

"Utilization continues to drive gross margin improvement in both the U.S. and India," noted Mr. Duffey. Domestic utilization was 83% in the third quarter 2003, down slightly from 84% for the second quarter 2003 and up from 78% for the third quarter 2002. Utilization in India was 80% for the third quarter compared with 76% in the second quarter 2003 and 70% for the second quarter 2002. Utilization was calculated based upon 2080 annual work hours. Mr. Duffey added, "We continue to progress towards our long term targeted domestic utilization rate of 85% and believe that the long term sustainable level for India is in the 77-79% range."

The percentage of revenue derived from operations in India, inclusive of work performed on behalf of our European clients, was 20.9% of total revenue in the third quarter 2003 compared with 18.2% in the second quarter 2003. Billing headcount in India increased by approximately 189 consultants in the third quarter and has increased by 467 consultants since September 2002. Covansys expects to continue to increase the size of the workforce in India and to boost revenue generated by Indian operations towards 25% over the next several quarters.

Selling, general and administrative expenses totaled $19.3 million or 20.5% of revenue in the third quarter 2003. This compares favorably with $22.4 million or 23.3% of revenue for second quarter 2003 and $23.6 million or 23.8% in the third quarter 2002. "Through the elimination of overlapping layers in the organization in the first half of 2003, Covansys' structure is aligned with our AMD/O; Public Sector; and India focus. We still see room for improvement and will continue to aggressively manage SG&A based on business levels," Mr. Duffey indicated.



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Included in other income (expense), for the third quarter and first nine months of 2003 is a capital loss of $0.7 million from the sale of one of the company's investments that was carried at cost.

The effective tax rate was 36.6% and 40.0% in the third quarter and first nine months of 2003, respectively, which are consistent with the Company's estimate of its effective tax rate for the remainder of the year, which will be approximately 40%. While Covansys' federal and state cash taxes will be limited as the company utilizes domestic NOL carry forwards, the overall effective rate was negatively impacted by permanent items such as subpart F income and travel and entertainment expenses.

The combination of cash and short-term investments at the end of the third quarter 2003 was $116.5 million, an increase of approximately $13.5 million from $103.0 million at the end of the second quarter 2003. "Positive cash flow in the quarter was generated from earnings, depreciation and amortization in excess of capital investments and a reduction in working capital," Mr. Duffey advised. DSO's, based on a single point calculation, were 69.8 at the end of the third quarter versus 69.7 at the end of the second quarter. "Although we continue to focus on our collection practices, we are disappointed by our days sales outstanding and anticipate driving this metric down to a range of 65-67 days by the end of 2003."

Covansys did not purchase any shares during the quarter. The share repurchase plan authorizes future purchases of up to 2.8 million shares.

Mr. Clague concluded, "We are pleased with the progress experienced during the third quarter and remain focused on maintaining these levels in future quarters, albeit with some tempering in the seasonally weaker fourth quarter. Our new organizational structure has substantially improved clarity of ownership and responsibility across the company which will support our goal of continuous improvement in our execution."

ABOUT COVANSYS

Covansys Corporation, (NASDAQ: CVNS), is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services through a unique onsite, off-site, offshore delivery model that helps clients achieve rapid deployment, world-class quality and reduced costs. Founded in 1985, Covansys has successfully delivered an array of innovative and cost-effective business and technical solutions to leaders in the private and public sectors. With one of the largest offshore capabilities of any technology services provider based in the United States, Covansys has achieved the SEI's CMM(R) Level 5 quality ratings at two of its offshore development centers in India.

SAFE HARBOR STATEMENT

With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements. Factors that could cause or contribute to such material differences include general economic conditions and conditions in the IT industry such as the demand for IT services, state and local government budgetary constraints, potential cost overruns on fixed-price projects, the failure to recruit and retain IT professionals, risks related to merger, acquisition and strategic investment strategy, variability of operating results, government regulation of immigration, exposure to regulatory, political and economic conditions in India and Asia, competition in the IT services industry, the short-term nature and termination provisions of contracts,


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economic conditions unique to clients in specific industries and limited protection of intellectual property rights. These and other factors are described in the Company's filings with the U.S. Securities and Exchange Commission.

                        FOR MORE INFORMATION ON COVANSYS,
                 visit the Company's website at WWW.COVANSYS.COM

                            -FINANCIAL TABLES FOLLOW-
























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                              COVANSYS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited, in thousands except per share amounts)


                                                   Three Months Ended September 30,          Nine Months Ended September 30,
                                                  2003            2002      % CHANGE       2003             2002       % CHANGE
                                               -----------     -----------  ---------   -----------      -----------   --------
Revenues                                           $94,355         $99,273    -5.0%        $287,154         $284,699       0.9%

Cost of Revenues                                    68,237          75,435    -9.5%         216,224          211,154       2.4%
                                               -----------     -----------              -----------      -----------
Gross Profit                                        26,118          23,838     9.6%          70,930           73,545      -3.6%

Selling, general and administrative                 19,325          23,647   -18.3%          63,961           73,176     -12.6%
                                               -----------     -----------              -----------      -----------
Income from operations                               6,793             191                    6,969              369

Other income (expense), net                           (116)            626                      956            2,456
                                               -----------     -----------              -----------      -----------
Income from operations before income taxes           6,677             817                    7,925            2,825

Provision for income taxes                           2,443              67                    3,170              233
                                               -----------     -----------              -----------      -----------

Net income                                           4,234             750                    4,755            2,592

Convertible redeemable preferred stock
  dividends                                          1,113           1,103                    3,312            3,285
                                               -----------     -----------              -----------      -----------
Net income (loss) available for
      common shareholders                           $3,121           ($353)                  $1,443            ($693)
                                               ===========     ===========              ===========      ===========

Earnings Per Share:
   Basic                                             $0.12          ($0.01)                   $0.05           ($0.02)
                                               ===========     ===========              ===========      ===========
   Diluted                                           $0.12          ($0.01)                   $0.05           ($0.02)
                                               ===========     ===========              ===========      ===========

Basic Weighted Average Shares                       26,766          27,587                   27,041           27,836
Dilutive Effect of Options                             323              10                      119               30
Convertible Redeemable Preferred Stock                  (A)             (A)                      (A)              (A)
                                               -----------     -----------              -----------      -----------
Diluted Weighted Average Shares                     27,089          27,597                   27,160           27,866
                                               ===========     ===========              ===========      ===========

(A) Anti-dilutive

Pro Forma Diluted Earnings Per Share, (as if Convertible Redeemable Preferred
Stock has been converted):

Net income                                          $4,234            $750                   $4,755           $2,592
                                               ===========     ===========              ===========      ===========

Diluted weighted average common shares              35,785          36,293                   35,811           36,562
                                               ===========     ===========              ===========      ===========

Diluted pro forma net income per share as if
      convertible redeemable preferred stock
      has been converted                             $0.12           $0.02                    $0.13            $0.07
                                               ===========     ===========              ===========      ===========

SELECTED OPERATING DATA

Operating Margin                                      7.20%           0.19%                    2.43%            0.13%
                                               ===========     ===========              ===========      ===========



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

                              COVANSYS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            (Unaudited, in thousands)

                                                                                    SEPT. 30,                  DECEMBER 31,
                                                                                       2003                       2002
                                                                                   -------------             ---------------
Current Assets:
  Cash and cash equivalents                                                             $84,794                     $87,742
  Short-term investments                                                                 31,713                      13,263
                                                                                   -------------             ---------------
                                                                                        116,507                     101,005

  Accounts receivable, net                                                               71,609                      69,290

  Revenues earned in excess of billing, net                                              33,542                      42,500

  Prepaid expenses and other                                                             12,095                      10,342
                                                                                   -------------             ---------------

              Total current assets                                                      233,753                     223,137

Property and equipment, net                                                              33,068                      36,422

Goodwill, net                                                                            17,814                      17,053

Other assets                                                                             28,111                      28,662
                                                                                   -------------             ---------------

              Total Assets                                                             $312,746                    $305,274
                                                                                   =============             ===============

Current liabilities                                                                     $59,420                     $58,754

Other liabilities                                                                           777                         128

Preferred Stock                                                                         167,534                     164,222

Shareholders' equity                                                                     85,015                      82,170
                                                                                   -------------             ---------------

              Total Liabilities and
                Shareholders' Equity                                                   $312,746                    $305,274
                                                                                   =============             ===============

                              COVANSYS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (UNAUDITED, IN THOUSANDS)

                                                                     THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                          SEPT 30,                             SEPT 30,
                                                                  2003               2002              2003               2002
                                                              -------------     --------------    --------------     --------------
NET INCOME                                                          $4,234               $750            $4,755             $2,592
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH USED BY
  OPERATING ACTIVITIES:
  DEPRECIATION AND AMORTIZATION                                      4,039              4,207            12,134             10,566
  OTHER                                                               (392)               658              (618)               991
  CHANGE IN ASSETS AND LIABILITIES                                   7,090             (4,982)            6,162             (6,381)
                                                              -------------     --------------    --------------     --------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                     14,971                633            22,433              7,768
                                                              -------------     --------------    --------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  INVESTMENT IN PROPERTY, EQUIPMENT AND OTHER                       (2,097)            (4,440)           (6,874)           (11,758)
  INVESTMENT IN AVAILABLE-FOR-SALE SECURITIES, NET                 (10,348)                 0           (16,986)                 0
  BUSINESS ACQUISITION, NET OF CASH RECEIVED                             0                  0                 0            (15,914)
  PROCEEDS FROM SALE OF ASSET                                          278                  0               278                  0
  INVESTMENT IN COMPUTER SOFTWARE                                     (216)                 0              (835)            (1,016)
                                                              -------------     --------------    --------------     --------------
      NET CASH USED IN INVESTING ACTIVITIES                        (12,383)            (4,440)          (24,417)           (28,688)
                                                              -------------     --------------    --------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  NET PROCEEDS FROM ISSUANCE OF COMMON STOCK                           144                243               375                526
  NET PROCEEDS FROM EXERCISE OF STOCK OPTIONS AND OTHER, NET            17                  5               146                 62
  REPURCHASES OF COMMON STOCK                                          (21)                 0            (1,485)            (5,521)
                                                              -------------     --------------    --------------     --------------
    NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                140                248              (964)            (4,933)
                                                              -------------     --------------    --------------     --------------

DECREASE IN CASH AND CASH EQUIVALENTS                                2,728             (3,559)           (2,948)           (25,853)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                    82,066            101,461            87,742            123,755
                                                              -------------     --------------    --------------     --------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                         $84,794            $97,902           $84,794            $97,902
                                                              =============     ==============    ==============     ==============


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